Slide 1 – Title (Kenny Hill)

Good morning everyone. Thank you for joining us today. I’m Kenny Hill, CEO of Victory Energy Corporation, and I’m joined today by our CFO, Mark Biggers.

Slide 2 – Safe Harbor Statement (Kenny Hill)

Please be advised that we’ll be making forward-looking statements during today’s presentation, and those statements are not guarantees of future performance. Please take the time to review the statements on slide 2 as well as the risk factors in our 10-K and other SEC filings.

All economic assumptions in this presentation related to specific wells or specific prospects are based on technical analysis performed by Victory and reliable third party geologists and/or reservoir engineers.

These are not economic forecasts.

Slide 3 – Who is Victory Energy Corporation (Kenny Hill)

Victory Energy is a publically traded independent oil and gas exploration and production company. Our investments are focused on long-lived oil and liquids-rich plays within the domestic United States. Currently, our producing assets are located onshore in Texas, New Mexico and Oklahoma. We concluded Q1 with held acreage that provides the opportunity to drill 31 gross locations. The April additions of the Chapman Ranch and Lightnin’ prospects have added a minimum of 10 new well locations with eight of those at our 25% interest Lightnin prospect. We also have line of sight to additional high value prospects beyond our current acreage similar to the Lightnin prospect. Our current 2012 capital budget includes up to 18 wells with the primary source of funding likely coming from Navitus Energy Group, our partner in Aurora Energy Partners. Our long-term objective is to increase our oil reserves, improve financial returns and manage the capital on our balance sheet.

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Slide 4 – Company Turn-Around Concluded in Q1 (Kenny Hill)

For those of you that may be familiar with our company, you are aware that Victory has recently emerged from a multi-year turnaround period. Our first fully compliant twelve month SEC reporting period was reached on March 31st of this year, thus giving our shareholders the most regulated transparency since the founding. We are very proud of how far we’ve come, and pleased to now be fully focused on growing the company and generating shareholder value.

This is a rather busy slide so I’ll just go over a few of the highlights on it:

In January, we rounded out our new management team. After 12 months with the company I was promoted from Chief Operating Officer to Chief Executive Officer, and Mark joined us from a distinguished career in the energy practice of Alvarez and Marsal to become our Chief Financial Officer.

During Q1 we relocated our headquarters and back office support to Texas, from California. This move will significantly reduce our G&A expenses going forward by over 40% from last year.

We also cleaned up the balance sheet. As of February end we had no debt and $1.7 million in cash, allowing us to quickly begin acquiring new assets, like Lightnin’ that can provide significant growth opportunity for the company.

And, as you will see during the rest of this presentation, we’ve developed a conduit to access new investment capital that will provide a foundation for the execution of our comprehensive growth strategy.

Slide 5 – Market Snapshot and Share Structure (Mark Biggers)

Since the end of 2011, we have increased our market capitalization and grown our cash on hand to over $1.5 million. After raising over $1.8M of new capital in January, we closed the related private placement and immediately retired our senior convertible debentures. We now have zero debt on our balance sheet and an improving proven developed reserve position. Our eighteen (18) well drilling plan for 2012 includes new wells that should deliver additional proved developed and undeveloped reserves.. As anticipated production increases from core assets, such as Bootleg Canyon and Uno Mas, our profitability and balance sheet will continue to improve. You have not seen that yet, but you will as the year unfolds.

As discussed on the prior slide, we have now completed the company turn-around process that began several years ago. The conclusion of Q1 will mark the end of an operational and financial cleanup and the beginning of the most significant expansion in company history.

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Slide 6 – Experienced Leadership (Kenny Hill)

We have now assembled an executive team with over 107 years of oil and gas exploration and production related experience. This single achievement is the primary reason we have been able to fully turn-around the company while building a deal pipeline that companies several times our size would envy.

I joined Victory at the beginning of last year as Chief Operating Officer, and I became the Chief Executive Officer in January of this year. My background includes extensive hands-on experience in business development, operations and leadership at a variety of successful companies. My most recent executive experience was with another publicly traded E&P company as interim CEO.

We were very pleased to have Mark join our team in January of this year as Chief Financial Officer. Mark has served over thirty years (30) in the oil and gas industry, including twenty (22) years at Mobil oil. Most recently, Mark spent the last 6 years working in the energy practice at Alvarez & Marsal, working with firms such as Encana, First Reserve, NuStar and Tesoro.

Stan Lindsey is our Vice President of Exploration and Development. Stan is a Certified Petroleum Geologist with over 30 years of experience in exploration, development, operations, acquisitions and divestitures.

David McCall is a member of our Board and serves as our general counsel. His expertise encompasses all aspects of oil and gas operations. David is recognized by his peers as one of the top oil and gas attorney’s in the United States.

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Slide 7 – Strategic Financial Deliverables (Mark Biggers)

Our focus in the first quarter was to get the turnaround and remediation work behind us; to define our strategy and then begin execution. As you can see on this slide, our three primary objectives are to increase reserves, improve returns and manage the balance sheet.

One of the ways we’re increasing reserves is by leveraging our internal technical capabilities, led by Stan, to identify new oil and gas opportunities where we can get in early and take a larger stake. So, our deal flow now is more of a two way street than in the past. And a larger working interest position on a quality play translates into a more substantial revenue stream to cover our cost base and yield additional profitability.

Improving returns will also be achieved by a reduction in cash G&A costs. Significant accounting, consulting and legal charges were incurred in 2011 and even early 2012 that were of a non-recurring nature. These charges primarily related to SEC reporting compliance. However, the core recurring G&A burn rate will be lower than prior years due to having an in-house management team versus interim personnel, and by having the accounting back office and other professional services centralized in Texas. It’s just more cost effective.

Looking forward to the rest of 2012, planned production increases from our discovery well at Uno Mas, development drilling in Bootleg Canyon and other plays should contribute to improved profitability over time.

As for our balance sheet, during the first quarter we completed a reverse stock split and converted our outstanding debt to equity. This will result in one-time non-cash finance charges in the first quarter. That is the bad news. But the good news is that having no debt helps the Company gain access to the new capital needed for growth. In the near term, we will be utilizing the capital structure available through our Aurora Energy Partners agreement (up to $15M) while also evaluating third-party sources to fund our ever growing portfolio of exploration opportunities. As the company continues to grow, we will be looking for the best ways to finance the larger opportunities that are available to us, likely through a combination of debt and equity, asset sales where appropriate and cash flow from operations.

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Slide 8 – 2012 – 2015 Development, Exploration and Production Strategy (Kenny Hill)

Operationally, we have a three-pronged approach to asset acquisition and development.

First, we have our existing assets, which were primarily acquired in 2011, and in which we have working interests ranging from 1% to 10%. We currently have 17 producing wells with held-by-production acreage that offers additional drilling opportunities. We will carefully manage these assets in order to generate funds for future investment. This will include drilling new wells, optimizing existing wells, and the potential sale of assets as better opportunities arise.

Most of our new investments in 2012 and beyond will target larger working interest projects. This approach generally allows us to have lower finding and development costs and larger economic upside.

We also have access to multiple, very large oil shale resource prospects which I’ll discuss in more detail in a few minutes.

I’ll delve a little deeper into each of these three strategy points on the coming slides.

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Slide 9 – 2011 Asset Acquisitions Offer a Baseline for Growth

In 2011, we began emerging from our turnaround efforts and began making our first oil and gas investments since 2009. Total capital expenditures to acquire and develop oil and gas assets last year was $1.1 million, and that was significantly weighted towards the back half of the year.

In total, we participated in 9 gross exploration wells and acquired an interest in 3 gross producing oil wells. We also acquired a 2% working interest in the Atwood water flood project located in Oklahoma.

As I mentioned earlier in the presentation, we have identified 31 gross drilling locations on the properties we acquired in 2011. Of those, we expect to drill up to 18 in 2012 at an average working interest of about 14%. That average working interest can increase to 24% if we choose to develop the Tippet shale opportunity on our Adams Baggett wells. I’ll discuss that later in the presentation. With the recent addition of the two Chapman Ranch prospects and the eight (8) well opportunity available to us at the Lightnin’ prospect, our 2012 capital and expenditure forecast is in the neighborhood of $3.5M to $4M, depending on drilling schedule and other factors. Please note that this dollar amount is an update to slide 9 of this presentation.

Slide 10 – Strategy Element 1 – Optimize Development of Existing Assets

Slide 11 – High Impact Oil and Gas Assets at End of 2011

Let me first start with Uno Mas - This Lea County, New Mexico re-entry prospect was a previously producing oil and gas well, but had been plugged in 1995 due to low oil and gas prices. Victory participated in the re-entry of this well for the purposes of restoring production and the opportunity to increase flows by fracking numerous pay zones identified in the well. The well was successfully re-entered and flow tested at rates higher than the previous pre-plug production volumes. The well was later fracked and has been flowing both oil and gas, at reduced rates since December 23, 2011. The well is continuing to naturally unload the frac fluid. At the request of the operator, we have not yet disclosed flow data. We anticipate flow rates to be above the pre-frac test levels and to occur after the well has completely unloaded the remaining frac fluid. The analogous well for Uno Mas is the Devon Energy South Shoebar 15 State #2. That well has a cumulative production of 4,002,512 Mcf (4 BCF) and 90,678 Barrels of oil from Dec. 1999 to present. That well achieved maximum production nine months after it was fracture stimulated. It has been five months since the Uno Mas was fracked.

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I’ll address Adams-Baggett asset in more detail a couple of slides later.

The Bootleg Canyon play is with VF Petroleum, the same operator as Uno Mas. Our first well in this play, the University “6” #1 was completed last June and was recognized as a “discovery” well by the Texas Railroad Commission. Since then we have run extensive new 3D seismic and expanded the property from 1,600 to 4,911 acres. The initial well test flowed at a daily rate of 252 barrels of oil and 300 Mmcf of natural gas with tubing pressure of 600 psi. In March, we announced plans to drill a second well on this property. This new well is our first development well at Bootleg and with a successful completion; production should accrue to cash flow immediately. This well will also allow us to calculate and report proved-undeveloped-reserves for the first time. The #2 well spud in April and is currently at a depth near 6,000 feet. Target depth is 7,200 feet and is expected to be reached in the coming week or so. We own a 5% working interest and 3.75% net revenue interest in this project area.

Slide 12 – Smaller WI, 2011 Oil and Gas Assets

These three small working interest projects were acquired in 2011. The Atwood and Jones County plays are conventional multi-well drilling programs. The Clearwater play was our first investment in an unconventional resource play. All three prospects were working interest acquisitions that included producing wells and a large land position for possible future development.

Since the last market update for Clearwater, we have added a third well into production (the Sage #1).

Both of these projects are now in a drilling pause to allow for further geological analysis as it relates to the improvement of completion procedures, with the primary goal being to increase initial production volumes and improve over all finding and development (F&D) costs.

We’ll keep the market updated as more information becomes available.

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Slide 13 – Chapman Ranch Project

This 3D seismic controlled two (2) well prospect was added to our portfolio on April 3rd of this year. The first well has been permitted and site work is complete. A rig has been identified and drilling should commence soon. With success at the first well, a second well will be drilled shortly thereafter. Both prospects are supported by 3D seismic data and are updip from multiple producing wells which had initial flow rates between 150 and 250 barrels of oil per day. Based on the seismic data, evidence from existing wells, internal and external analysis, we estimate that a successful well at Chapman could contain 375,000 barrels of oil equivalent (BOE) and deliver over $410,000 per year to our 5% interest. Please note that this slide shows a $1.5M gross per well cost. That figure is being refined. We expect that the net cost to Victory to be about $77,000.

Slide 14 – Improving Reserves and Income at Adams-Baggett

Now, coming back to Adams-Baggett…this is actually one of our legacy, pre-turnaround assets, and has been generating production revenue from liquids rich gas since 2008. This site currently has 9 producing gas wells, of which we have a 100% working interest in seven (7) and a 50% working interest in two (2). We’re very excited about this acreage because of the emergence of the Tippet Shale, which is being explored by other operators in the region, such as Devon Energy, EOG Resource, Pioneer Natural Resources, Peak Energy, Molopo Energy, Approach Resources and Nadel & Gussman.

We are currently evaluating the possibility of recompleting our existing wells in this Tippitt Shale zone. A new exploration well has recently been spud just to the northeast of our property. We anticipate the this well to be fracked and completed in the coming month or so and then unload frac fluid for some time. Upon completion and further study of that well, we will make a decision to move forward or wait.

Based on current data, we estimate that these recompletions, which would include fracture stimulation, would cost about $340,000 per well, and could result in production of approximately 30 barrels of oil per day, payback capital in less than six months and produce between $500,000 and $900,000 per well to the 100% interest.

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Slide 15 – Map - Summary of Current Oil and Gas Assets

Slide 15 is a map of all our current assets. As you can see, we have a good amount of geographic and geologic diversification in the current assets and will continue to do that going forward.

Slide 16 – Strategy Element 2 – Acquire 25% to 100% Working Interest…

Slide 17 – First High Value Acquisition of 2012

The Lightnin’ oil and gas play, which we announced in late March, is very significant for our company and our shareholders. This is our first acquisition under our new strategy of acquiring larger working interest positions. We have a 75% working interest and 56.25% net revenue interest in this 320 acre asset located in Glasscock County, Texas. We expect to farm-out a 50% interest to a third party prior to drilling the first planned well in August of this year. The target formations are shale plays including the Cline, Wolfberry, Fusselman and horizontal Wolfcamp. We plan to drill at least eight (8) vertical wells on this property, with an opportunity to drill sixteen total wells with a 20 acre down-spacing allowance. Vertical wells are expected to have estimated ultimate recovery (EUR) rates of 115,140 to 228,000 barrels of oil equivalent (BOE). Let’s go to the next slide and look a bit closer at this opportunity.

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Slide 18 – Lightnin’ Project – Opportunity Dashboard

The production and reserve assumptions down at the bottom left of the screen are based on third-party, and our own internal analysis of the formations and the wells that surround us. Four (4) wells abut our southwest property line that have cumulatively produced over four million barrels of oil. A single well to the northeast of the prospect acreage had a 184,496 BOE, while another to the southeast had a 331,447 BOE. Meritage Energy Company has recently disclosed that their wells are now averaging EUR rates of 228,000 BOE.

For base-case financial planning purposes Victory Energy plans to utilize a more conservative EUR of 115,140 BOE, a mid-case of 175,000 BOE and a high case of 228,000 BOE. Our held acreage currently provides 40 acre spacing and thus an opportunity to drill a minimum of eight (8) vertical wells on the property. Additional opportunities to downsize the spacing to 20 acres may be available. This would increase total drilling to sixteen (16) vertical wells. Utilizing an average EUR of 115,140 BOE, these wells could deliver a total EUR of 1,842,240 BOE or the equivalent of $165M in gross income at $90 per barrel to the 100% interest.

Estimated production to our planned 25% working interest in this single prospect is larger than our entire company today. We are really excited to have this prospect in our portfolio.

If you visit our booth after today’s presentation, you will find a PDF document available for download with more details about the Lightnin’ prospect.

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Slide 19 – Internally Generated Prospects

During the past year we have been developing internal resources that are capable of producing our own prospects for drilling. We are now finalizing an acreage acquisition here in Texas that may provide for new drilling later this year. As you can see from this slide, the prospects will be generated using 3D seismic.

Slide 20 – Strategy Element 3 – Acquire Resource Play Development Acreage…

As we move into the discussion of strategy element #3, I’d like to take a moment and give you some background. As resource plays have developed around the United States, we’ve seen a number of companies do really well and others that over-estimated the long term commodity price of gas and are now struggling. One consistent component of the successful companies has been to learn from the leaders in the play and get ahead of the cost curve associated with the underlying mineral rights.

Almost without exception, every resource play in the country goes through an extended drilling and completion learning and cost curve. The big exploration companies will drill dozens or hundreds of wells before they ever find the right formula for completions, that produce optimized and consistent production rates.

For companies our size, entering a play at the right time is critical to success and use of capital.

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Slide 21 – Getting Ahead of the Cost Curve

As demonstrated on slide 21, we believe the optimal entry point is just after the completion techniques are consistently producing repeatable results. In the case of the Wolfcamp, Wolfberry and Tippet, that time is just starting to occur.

For the last eight (8) months we have been reviewing operator data across the Permian basin. Two operators reached near repeatable results last November and December, with the most compelling changes being made in the completion technique used and the length and number of frac stages per horizontal leg. The ability to scale a drilling program in these oil shale opportunities is now upon us.

During that same period we have reviewed several large scale mineral lease opportunities and begun discussions with potential capital sources and the operators that have successful track records in the play. While we work with our capital sources on the already identified prospects, we will continue to review additional opportunities in this shale trend. Slide 22 provides a snapshot of the major elements associated with the opportunities we are reviewing.

Slide 22 – Oil Shale Development Dashboard

Development acreage usually exceeds 2,000 acres with cost of mineral rights ranging from $1,000 to $3,500 an acre for property that is ahead of the development trend, but not so far from it that the risks outweigh the reward. Initial acquisition costs for mineral rights in the right location range from $2M to $10M. With some recent completions in this trend delivering initial IP rates above 2,000 barrels per day, the return on investment is continuing to improve.

We will continue to pursue this opportunity until the right capital source can be identified.

Slide 23 – Company Structure

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Slide 24 – Aurora Partnership Structure Provides Access to Capital

The company holds a 50% interest in Aurora Energy Partners. The other 50% is held by the Navitus Energy Group, which includes several of Victory’s initial investors, seasoned oil and gas investors and a host of other high net worth individuals and private partnerships with access to capital. The partnership that underlies the Aurora agreement has been in place, in some form since Victory acquired its first assets at Adams-Baggett several years ago.

The Aurora partnership provides a reliable conduit to capital for the near term needs of the company. It has also been a primary source of capital during the rebuilding effort that has taking place over the last few years.

Back in December, we signed an amended partnership agreement with Aurora Energy Partners that defines the terms and conditions for additional capital provided. The agreement provides up to $15M of ongoing investments and increased Victory’s interest to 50%. All of our oil & gas assets reside in this partnership. Victory is the managing partner. Victory is not restricted from obtaining additional capital from sources outside of this arrangement.

You can get more details about this partnership arrangement in our SEC filings.

Slide 25 – Investment Consideration Conclusions

To re-cap everything we’ve discussed today, we believe Victory Energy represents an attractive investment for you to consider, because we have a reliable access to capital, we are in the early stages of what we expect to be a rapid growth phase and the turn-around effort that began a few years ago is now behind us.

We have a backlog of assets that should begin generating more meaningful results during 2012 in the form of reserves, production and cash flow.

We have a relatively strong balance sheet for a company our size, and we have already begun to dramatically lower G&A our costs.

We have a strong management team guiding this process. And we have an excellent pipeline of oil & gas projects on the horizon.

Putting that all together, we believe we have the tools in place to generate significant shareholder value. As a management team, we are keenly focused on executing the strategy and turning that potential value into a reality.

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Slide 26 – Victory Energy Corporation

That concludes our prepared presentation for today. Thank you for listening. We’ll now be answering some of the questions submitted through the web portal. If you haven’t submitted your questions yet, please do so now.

We’ll begin answering the submitted questions in a brief moment.

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